UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/14/2009

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

55 Second Street

San Francisco, CA 94105

(Address of principal executive offices, including zip code)

415-348-7000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 14, 2009, LookSmart, Ltd. (the "Company") and Cisco Capital Corporation ("Cisco") entered into an Agreement to Lease Equipment whereby the Company will lease from Cisco certain hardware, software and maintenance services (the "Lease Agreement"). The hardware and software will be used in the Company's new data center being relocated to facilities maintained by RagingWire Enterprise Solutions, Inc., as disclosed in the Company's Form 10-Q filed on November 4, 2009.

The Lease Agreement provides for the lease of approximately $0.8 million of hardware and software and $0.2 million of maintenance services to be provided over a period of three years. The term of the Lease Agreement, and the Company's obligations to make payments thereunder, will commence on the date of the execution of a Certificate of Acceptance to be issued by the Company and will continue for three years thereafter, with a $1 buyout at the end of the term. Annual payments by the Company will be approximately $0.4 million. Upon the occurrence of an event of default under the Lease Agreement, Cisco may exercise certain remedies, including the acceleration of all amounts due thereunder.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 14, 2009 the Company entered into the Lease Agreement;  the information set forth under Item 1.01 above with respect thereto is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: December 21, 2009	By:	/s/ Stephen Markowski
Stephen Markowski
Chief Financial Officer